Exhibit (a)(i)

MITSUI & CO., LTD.

AND

CITIBANK, N.A.,

As Depositary,

AND

ALL HOLDERS OF
AMERICAN DEPOSITARY SHARES

Amendment No. 2
to
Deposit Agreement

Dated as of__________, 2011

Table of Contents

Page

AMENDMENT NO. 2 TO DEPOSIT AGREEMENT

AMENDMENT NO. 2 TO DEPOSIT AGREEMENT, dated as of [___________], 2011 (the “Amendment”), by and among Mitsui & Co., Ltd. (Mitsui Bussan Kabushiki Kaisha), a corporation organized and existing under the laws of Japan (the “Company”), Citibank, N.A., a national banking association organized under the laws of the United States of America (the “Depositary”), and all holders from time to time of American Depositary Shares outstanding under the Amended and Supplemented Deposit Agreement (as hereinafter defined).

WITNESSETH THAT:

WHEREAS, the Company, the Depositary and the holders of American Depositary Receipts and European Depositary Receipts issued thereunder entered into that certain Deposit Agreement, dated as of October 1, 1982, restating, amending and consolidating (i) the deposit agreement, dated as of April 15, 1963, as amended and restated as of September 30, 1974, and as amended by Amendment No. 1, dated as March 31, 1975 and by Amendment No. 2, dated as of September 30, 1975, among the Company, First National City Bank, as depositary, and the holders of American depositary receipts issued thereunder; and (ii) the deposit agreement, dated as of December 15, 1968, as amended and restated as of September 30, 1974, and as amended by Amendment No. 1, dated as of March 31, 1975 and by Amendment No. 2, dated as of September 30, 1975, among the Company, First National City Bank, as depositary, and the holders of European Depositary Receipts issued thereunder (as so restated, amended and consolidated, the “Original Deposit Agreement”), with respect to the American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”), and European Depositary Receipts (“EDRs”) evidencing European Depositary Shares, in each case representing Stock (as defined in the Original Deposit Agreement) deposited thereunder; and

1

WHEREAS, the Company amended the Original Deposit Agreement pursuant to Amendment No. 1 to Deposit Agreement, dated as of January 4, 2006 (“Amendment No. 1”, and the Original Deposit Agreement as amended by Amendment No 1, the “Amended Original Deposit Agreement”), to terminate the EDR facility existing under the Original Deposit Agreement; and

WHEREAS, by Letter Agreement, dated November 28, 2007 (the “DRS Letter Agreement”, and the Amended Original Deposit Agreement as supplemented by the DRS Letter Agreement, the “Amended and Supplemented Original Deposit Agreement”), the Company and the Depositary supplemented the Amended Original Deposit Agreement to enable the establishment of a “Direct Registration System” for ADSs; and

WHEREAS, the Company has filed a Form 25 with the U.S. Securities and Exchange Commission (“SEC”) to withdraw from listing on the national securities exchange and from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”); and

WHEREAS, the Company has filed a Form 15F with the SEC in order to seek to terminate its obligation under Section 15(d) of the Exchange Act to file with the SEC, or submit to the SEC, reports required by Sections 13(a) of the Exchange Act; and

WHEREAS, the Company desires to (x) amend the Amended and Supplemented Original Deposit Agreement, the ADRs currently outstanding and the form of ADR annexed to the Amended and Supplemented Original Deposit Agreement to reflect such change and to eliminate certain contractual obligations to deliver certain financial statements and reports to the Depositary and arrange for distribution to record holders (as defined in the Amended and Supplemented Original Deposit Agreement) of ADSs, and (y) to give notice thereof to all record holders (as defined in the Amended and Supplemented Original Deposit Agreement) of ADSs; and

2

WHEREAS, pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary deem it necessary and desirable to amend the Deposit Agreement, the ADRs currently outstanding and the form of ADR annexed to the Amended and Supplemented Original Deposit Agreement as Exhibit A, for the purposes set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Amended and Supplemented Original Deposit Agreement, the ADRs currently outstanding and the form of ADR annexed as Exhibit A to the Amended and Supplemented Original Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

ARTICLE I

DEFINITIONS

SECTION 1.01                         Definitions.  Unless otherwise specified in this Amendment, all capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Amended and Supplemented Original Deposit Agreement.

SECTION 1.02                         Effective Date.  The term “Effective Date” shall mean the date set forth above and as of which this Amendment shall become effective.

SECTION 1.03                         New Definitions.  As of the Effective Date, the following definitions shall be inserted in Article 1 of the Amended and Supplemented Deposit Agreement:

3

“The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.”

“The term “SEC” shall mean the U.S. Securities and Exchange Commission or any successor governmental agency of the United States of America.”

ARTICLE II

AMENDMENTS TO AMENDED AND SUPPLEMENTED ORIGINAL DEPOSIT AGREEMENT

SECTION 2.01                         Deposit Agreement.  All references in the Amended and Supplemented Original Deposit Agreement to the term “Deposit Agreement” shall, as of the Effective Date, refer to the Amended and Supplemented Original Deposit Agreement, as amended by this Amendment, and as further amended and supplemented after the Effective Date.

SECTION 2.02                         Amendments Binding on all Record Holders.  From and after the Effective Date, the amendments to the Amended and Supplemented Original Deposit Agreement effected hereby shall be binding on all record holders of ADSs issued and outstanding as of the Effective Date and on all record holders of ADSs issued after the Effective Date.  Notwithstanding anything contained herein, in the Deposit Agreement or in any ADR, from and after the Effective Date any reference in the Amended and Supplemented Original Deposit Agreement to record holders of Receipts or American Depositary Receipts shall include, unless a reasonable interpretation of the context otherwise mandates, Holders of ADSs or American Depositary Shares.

4

SECTION 2.03                         Rights.  The Amended and Supplemented Original Deposit Agreement is hereby amended, as of the Effective Date, by deleting (i) the second paragraph of Section 4.04 in its entirety and (ii) deleting the third paragraph of Section 4.04 in its entirety and inserting the following in its stead:

“If any action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit in the United States is required in order for such rights to be made available to holders of Receipts in any such jurisdiction, the Company has agreed that it will use its best efforts, to the extent not unduly burdensome in the judgment of the Company, to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of the rights to enable holders of Receipts to exercise such rights.”

SECTION 2.04                         Deregistration of Securities.  To reflect the application by the Company to terminate the registration of its securities under the Exchange Act, the Amended and Supplemented Original Deposit Agreement is hereby amended, as of the Effective Date, by deleting Section 4.10 in its entirety, and inserting the following in its stead:

5

“Section 4.10 Available Information; Reports.  The Company has been subject to the periodic reporting requirements of the Exchange Act, and has filed with the SEC, and submitted to the SEC, certain reports that can be retrieved from the SEC’s internet website at www.sec.gov, and can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  The Company has filed (i) a Form 25 (“Form 25”) with the SEC to withdraw from listing on the national securities exchange and from registration under Section 12(b) of the Exchange Act and (ii) a Form 15F (“Form 15F”) with the SEC to terminate its obligations under Section 15(d) of the Exchange Act, which has suspended the Company’s duty to file or submit the reports required by Sections 13(a) of the Exchange Act.  Upon the effectiveness of  Form 25, the Company’s duty under Section 12 (b) to file or submit reports required by Section 13(a) of the Exchange Act will terminate, and upon effectiveness of Form 15F, the Company’s duty under Section 15(d) to file or submit reports required by Sections 13(a) of the Exchange Act will terminate.  Pursuant to Rule 12g3-2(b)(1), the Company is exempt from the reporting obligations of the Exchange Act.  In order to satisfy the conditions of Rule 12g3-2(b), the Company intends to publish English translations of the information contemplated in Rule 12g3-2(b)(2)(i) under the Exchange Act on its internet website or through an electronic information delivery system generally available to the public in the Company’s primary trading market.  The Company has specified in Form 15F the internet website or the electronic information delivery system on which it intends to publish such information.  The information so published by the Company cannot be retrieved from the SEC’s internet website, and cannot be inspected or copied at the public reference facilities maintained by the SEC.  If either the Form 25 or Form 15F does not become effective, the Company will again be subject to the periodic reporting requirements of the Exchange Act and will be required to file with the SEC, and submit to the SEC, certain reports that can be retrieved from the SEC’s internet website at www.sec.gov, and can be inspected and copied at the public reference facilities maintained by the SEC.  The Depositary shall make available for inspection by holders of Depositary Shares at the Corporate Trust Office in New York City any reports and communications received from the Company which are both (a) received by the Depositary or its nominee, as the holder of the Deposited Securities, and (b) made generally available to the holders of such Deposited Securities by the Company.  The Depositary shall also, at the request of the Company and at the Company’s expense, distribute to record holders of Depositary Shares copies of reports that are furnished by the Company to the Depositary.”

6

SECTION 2.05                         Financial Statements.  The Amended and Supplemented Original Deposit Agreement is hereby amended, as of the Effective Date, by deleting Section 5.06 in its entirety, and inserting the following in its stead:  “[Intentionally Omitted]”

SECTION 2.06                         Corporate Notices and Reports.  The Amended and Supplemented Original Deposit Agreement is hereby amended, as of the Effective  Date, by deleting Section 5.07 in its entirety and inserting the following in its stead:

“Section 5.07.  Corporate Notices and Reports.  On or before the first date of the giving by the Company of notice, by publication or otherwise, of any meeting of holders of Stock or other Deposited Securities, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or the offerings of any rights, the Company agrees to transmit to the Custodian a copy of the notice thereof in the form given or to be given to holders of Stock or other Deposited Securities.

The Depositary will, at the Company’s expense, arrange for the prompt transmittal by the Custodian to the Depositary of English translations of such notices and any other reports and communications which are made generally available by the Company to holders of its Sock, English translations of which may, unless furnished to the Depositary at the time such notices, reports or communications are received by the Depositary, be made at the Company’s expense, and the Depositary will, upon the Company’s request and at the Company’s expense, arrange for the distribution of copies thereof to all record holders of Depositary Shares.

7

Notwithstanding the foregoing provisions of this paragraph, the Depositary shall not be obligated to (i) make available to the holders of Depositary Shares any notices or semi-annual or annual reports or financial statements other than notices, reports and financial statements provided to it by the Company, and (ii) distribute to holders of Depositary Shares, any notices, reports or financial statements provided to it by the Company other than upon the prior request of the Company.”

ARTICLE III

AMENDMENTS TO THE FORM OF ADR

SECTION 3.01                         The Deposit Agreement.  The first sentence of paragraph (2) of the form of ADR attached as Exhibit A to the Amended and Supplemented Original Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such sentence in its entirety and inserting the following in its stead:

8

“American Depositary Receipts, of which this Receipt is one, (the “Receipts”) are made available to shareholders of the Company upon the terms and conditions set forth in the Deposit Agreement, dated as of October 1, 1982, as amended by Amendment No. 1 to Deposit Agreement, dated as of January 4, 2006 and by Amendment No. 2 to Deposit Agreement, dated as of [__________], 2011, among the Company, the Depositary, and all holders from time to time of Depositary Shares issued thereunder, and as supplemented by Letter Agreement, dated November 28, 2007 (as so amended and as supplemented and further amended and supplemented from time to time, the “Deposit Agreement”), by and between the Company and the Depositary.  Each such holder of Depositary Shares, by accepting a Depositary Share, agrees to become a party thereto and becomes bound by all the terms and provisions thereof.  The Deposit Agreement sets forth the rights of holders of the Depositary Shares and the rights and duties of the Depositary in respect of the Stock deposited thereunder and any and all other securities, property and cash from time to time received in respect of any of such Stock and held thereunder (the “Deposited Securities”).”

SECTION 3.02                         Deregistration of Securities.  To reflect the application by the Company to terminate the  registration of its securities under the Exchange Act, the form of Receipt attached as Exhibit A to the Amended and Supplemented Original Deposit Agreement and each of the Receipts issued and outstanding under the terms of the Amended and Supplemented Original Deposit Agreement is hereby amended as of the Effective Date by deleting paragraph (17) in its entirety and inserting the following in its stead:

9

“(17)  Available Information; Inspection of Transfer Records.  “Upon the effectiveness of the Form 25 and the Form 15F filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), the Company’s duty under Section 12(b) to file or submit reports required by Section 13(a) of the Exchange Act terminated, and the Company’s duty under Section 15(d) to file or submit reports required by Sections 13(a) of the Exchange Act terminated.  Thereafter, pursuant to Rule 12g3-2(b)(1), the Company has been exempt from the reporting obligations of the Exchange Act.  In order to satisfy the conditions of Rule 12g3-2(b), the Company publishes English translations of the information contemplated in Rule 12g3-2(b)(2)(i) under the Exchange Act on its internet website or through an electronic information delivery system generally available to the public in the Company’s primary trading market.  The Company has specified in Form 15F the internet website or the electronic information delivery system on which it publishes such information.  The information so published by the Company cannot be retrieved from the SEC’s internet website, and cannot be inspected or copied at the public reference facilities maintained by the SEC.  The Depositary shall make available for inspection by holders of Depositary Shares at the Corporate Trust Office in New York City any reports and communications received from the Company which are both (a) received by the Depositary or its nominee, as the holder of the Deposited Securities, and (b) made generally available to the holders of such Deposited Securities by the Company.  The Depositary shall also, at the request of the Company and at the Company’s expense, distribute to record holders of Depositary Shares copies of reports that are furnished by the Company to the Depositary.”

SECTION 3.03                         Rights.   The form of Receipt attached as Exhibit A to the Amended and Supplemented Original Deposit Agreement and each of the Receipts issued and outstanding under the terms of the Amended and Supplemented Original Deposit Agreement is hereby amended as of the Effective Date by deleting (i) second paragraph of paragraph (13) in its entirety and (ii) deleting the third paragraph of paragraph (13) in its entirety and inserting the following in its stead:

10

“If any action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit in the United States is required in order for such rights to be made available to holders of Receipts in any such jurisdiction, the Company has agreed that it will use its best efforts, to the extent not unduly burdensome in the judgment of the Company, to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of the rights to enable holders of Receipts to exercise such rights.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01                         Representations and Warranties.  The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a)           This Amendment, when executed and delivered by the Company, and the Amended and Supplemented Original Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b)           In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Amended and Supplemented Original Deposit Agreement as amended hereby, and other document furnished hereunder or thereunder in Japan, neither of such agreements need to be filed or recorded with any court or other authority in Japan, nor does any stamp or similar tax need be paid in Japan on or in respect of such agreements; and

11

(c)           All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

ARTICLE V

MISCELLANEOUS

SECTION 5.01                         New ADRs.  From and after the Effective Date, the Depositary shall arrange to have new ADRs printed or amended that reflect the changes to the form of ADR effected by this Amendment.  All ADRs issued hereunder after the Effective Date, once such new ADRs are available, whether upon the deposit of Shares or other Deposited Securities or upon the transfer, combination or split up of existing ADRs, shall be substantially in the form of the specimen ADR attached as Exhibit A hereto.  However, ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement.  The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

SECTION 5.02                         Notice of Amendment to Record Holders of ADSs.  As notice of the deregistration has been sent to the record holders of ADSs prior to the date hereof the Depositary is directed not to send notices of this Amendment to the record holders.  The notice of deregistration previously sent to record holders of ADSs is attached hereto as Exhibit B.

12

SECTION 5.03                         Indemnification.  The Company agrees to indemnify and hold harmless the Depositary (and any and all of its directors, employees and officers) for any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 5.04                         Ratification.  Except as expressly amended hereby, the terms, covenants and conditions of the Amended and Supplemented Original Deposit Agreement as originally executed shall remain in full force and effect.

SECTION 5.05                         Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed in the State of New York.

SECTION 5.06                         Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

13

MITSUI & CO., LTD.

By:
	Name:	Joji Okada
	Title:	Executive Managing Officer; Chief Financial Officer

CITIBANK, N.A., as Depositary

By:
	Name:	Richard Etienne
	Title:	Vice President

14

EXHIBIT A

AMERICAN DEPOSITARY RECEIPT

For Common Stock of

MITSUI & CO., LTD.

(Mitsui Bussan Kabushiki Kaisha)
(Incorporated under the Laws of Japan)

No.
. . . . . . . . . . . . . . . . . .American Depositary Shares
(Each such share representing 20 shares in registered
form of Common Stock)

(1)           CITIBANK, N.A., a national banking association under the laws of the United States of America, having its corporate trust office at 388 Greenwich Street, New York, New York 10013, as Depositary (the “Depositary”), hereby certifies that _____________is the owner of ______________ American Depositary Shares (the “Depositary Shares”), representing shares in registered form of the Common Stock (the “Stock”), of Mitsui & Co., Ltd. (Mitsui Bussan Kabushiki Kaisha), incorporated under the laws of Japan (the “Company”).  Each such Depositary Share represents 20 shares of Stock at the date hereof, deposited at Mizuho Corporate Bank, Ltd. or Sumitomo Mitsui Banking Corporation in Tokyo, Japan (herein, collectively or individually as the context may require, called the “Custodian” and such offices, collectively or individually as the context may require, called the “designated office” of the Custodian), as agent of the Depositary.

(2)           The Deposit Agreement.  American Depositary Receipts, of which this Receipt is one, (the “Receipts”) are made available to shareholders of the Company upon the terms and conditions set forth in the Deposit Agreement, dated as of October 1, 1982, as amended by Amendment No. 1 to Deposit Agreement, dated as of January 4, 2006 and by Amendment No. 2 to Deposit Agreement, dated as of [__________], 2011, among the Company, the Depositary, and all holders from time to time of Depositary Shares issued thereunder, and as supplemented by Letter Agreement, dated November 28, 2007 (as so amended and supplemented and further amended and supplemented from time to time, the “Deposit Agreement”), by and between the Company and the Depositary.  Each such holder of Depositary Shares, by accepting a Depositary Share, agrees to become a party thereto and becomes bound by all the terms and provisions thereof.  The Deposit Agreement sets forth the rights of holders of the Depositary Shares and the rights and duties of the Depositary in respect of the Stock deposited thereunder and any and all other securities, property and cash from time to time received in respect of any of such Stock and held thereunder (the “Deposited Securities”).  Copies of the Deposit Agreement are on file at the corporate trust office of the Depositary and the designated office of the Custodian in Tokyo.  The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are subject to the detailed provisions thereof, to which reference is hereby made and the terms used herein have the meanings set forth therein unless otherwise defined herein.

(3)           Surrender of Receipts and Withdrawal of Stock.  Upon surrender of this Receipt at the corporate trust office of the Depositary in New York City and upon payment of the fee of the Depositary provided in paragraph (10) of this Receipt, and subject to the terms and conditions of the Deposit Agreement, the holder hereof is entitled to delivery to him or upon his order of the amount of Stock and any other Deposited Securities at the time represented hereby; provided, however, that upon surrender of a Receipt or Receipts by a holder thereof to the Depositary, then as a result of, and to the extent required by, the operation of applicable provisions of the Japanese Commercial Code or any other Japanese law, the Depositary will effect the delivery to such holder of only that portion of Stock (and any other Deposited Securities relating to such Stock) comprising a unit of 1,000 shares of Stock (or such other number of shares of Stock as the Articles of Incorporation of the Company may designate as a “Unit of Shares”) or an integral multiple thereof (the “deliverable portion” of such Receipt or Receipts).  For the purpose of the foregoing sentence, the deliverable portion shall be determined on the basis of the aggregate number of shares of Stock represented by the entire amount of the American Depositary Shares evidenced by such Receipt or Receipts surrendered by the same holder at the same time.  The Depositary will promptly advise such holder as to the amount of Stock and Deposited Securities, if any, represented by the non-deliverable portion of such Receipt or Receipts and shall deliver to such holder a new Receipt evidencing such non-deliverable portion.  In addition, the Depositary shall notify such holder of the additional amount of Depositary Shares which such holder would be required to surrender in order for the Depositary to effect delivery of all the Stock and Deposited Securities represented by the Depositary Shares of such holder.

(4)           Transfers; Split-ups; Combinations of Receipts.  This Receipt is transferable in the records of the Depositary by the holder hereof in person or by duly authorized attorney, upon surrender of this Receipt at the corporate trust office of the Depositary in New York City, properly endorsed or accompanied by proper instruments of transfer and duly stamped, and upon such transfer the Depositary shall execute and deliver an American Depositary Receipt to or upon the order of the person entitled thereto, as provided in the Deposit Agreement.  This Receipt may be split into other American Depositary Receipts or may be combined with other American Depositary Receipts into one American Depositary Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered, upon payment of any taxes and other charges contemplated by the last sentence of paragraph (10) hereof.

(5)           Conditions to Execution and Delivery, Registration of Transfer, etc. of Receipts.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender or interchange of any Receipt, the Depositary or the Custodian may require payment of a sum sufficient for reimbursement of any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Stock being deposited or withdrawn) and payment of any applicable fee as provided in paragraph (10) of this Receipt, may require proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such regulations, if any, as may be established consistent with the provisions of the Deposit Agreement.  Any person presenting Stock for deposit or any holder of a Receipt may be required from time to time to file such proof of citizenship or residence, evidence of the number of shares of Stock beneficially owned or any other matters necessary or appropriate to evidence compliance with the Foreign Exchange and Foreign Trade Control Law of Japan, or other information and to execute such certificates and make such representations and warranties as the Depositary may deem necessary or proper.  The Depositary may withhold the delivery or transfer of any Receipt or the distribution or sale of any dividend or other distribution or rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

(6)           Suspension of Delivery, Transfer, etc. The delivery of Receipts against deposits of Stock generally may be suspended, or the delivery of Receipts against deposits of particular Stock may be withheld, or the registration of transfer of Receipts in particular instances may be refused, or the registration of transfer or surrender of outstanding Receipts generally may be suspended, during any period when the transfer records of the Depositary or the register of shareholders of the Company is closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the Deposit Agreement or for any other reason.  Without limitation of the foregoing, the Depositary will not knowingly accept for deposit under the Deposit Agreement any Stock required to be registered under the Securities Act of 1933, unless a registration statement is in effect as to such Stock.

(7)           Liability of Holder for Taxes. If any tax or other governmental charge shall become payable by the Depositary with respect to this Receipt or any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the holder hereof to the Depositary.  The Depositary may refuse to effect any transfer or interchange of this Receipt, or any withdrawal of Deposited Securities represented hereby, until such payment is made, and may withhold any dividends or other distributions, or may sell (after attempting by reasonable means to notify the holder prior to such sale) for the account of the holder hereof any part or all of the Deposited Securities represented hereby, and may apply such dividends or other distributions or the proceeds of any such sale toward such tax or other governmental charge, the holder hereof remaining liable for any deficiency.

(8)           Warranties by Depositor. Every person depositing Stock under the Deposit Agreement shall be deemed thereby to represent and warrant that such Stock is validly issued and outstanding, fully paid and non-assessable, that such Stock is owned by a non-resident of Japan and that the person making such deposit is duly authorized so to do.  Such representations and warranties shall survive the deposit of Stock and the issuance of Receipts in respect thereof.

(9)           Amendment of Deposit Agreement. The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable.  Any amendment which shall impose or have the effect of imposing or increasing any fees or charges payable by the holders of Receipts (other than taxes or other governmental charges, registration fees and cable, telex or facsimile transmission and delivery expenses and any other fees provided for in the Deposit Agreement) or which shall otherwise prejudice any substantial existing right of holders of Receipts shall, however, not become effective as to outstanding Receipts until the expiration of three months after notice of such amendment shall have been given to the record holders of Receipts as provided in the Deposit Agreement.  Every holder of a Receipt at the time any such amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the holder hereof to surrender this Receipt and receive therefor the Deposited Securities represented hereby, except in order to comply with mandatory provisions of applicable law.

(10)           Charges of Depositary.  The Depositary will charge the party to whom Receipts are delivered against deposits of Stock (other than Stock deposited pursuant to Sections 4.03 and 4.04 of the Deposit Agreement relating to stock dividends, free distributions of Stock and rights offerings) and the party surrendering Receipts for delivery of Stock and other Deposited Securities, as follows:

Market Price Per American Depositary Share on Delivery or Surrender	Rate Per Each 100 American Depositary Shares or Fraction Thereof Delivered or Surrendered

Below $5.00	$3.00
$5.00 -- $10.00	$4.00
Over $10.00	$5.00

The Company will pay other charges of the Depositary (subject to consultation and agreement between the Company and the Depositary), with the exception of taxes and other governmental charges, stock transfer or registration fees on deposits or transfers of Stock, and such cable, telex or facsimile transmission and delivery charges as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Stock or holders of Receipts.

(11)           Title to Receipts. It is a condition of this Receipt, and every successive holder hereof by accepting or holding the same consents and agrees, that title to this Receipt (and to the Depositary Shares evidenced hereby), when properly endorsed or accompanied by properly executed instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until this Receipt shall be transferred on the books of the Depositary as provided in the Deposit Agreement, the Depositary, notwithstanding any notice to the contrary, may treat the record holder hereof for the time being as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement, and for all other purposes.

(12)           Dividends and Distributions. Whenever the Depositary receives any cash dividend or other cash distribution on the Deposited Securities, the Depositary will, if at the time of receipt thereof any non-dollar currency amounts so received can in its judgment be converted (at the official or other rate of exchange) on a reasonable basis into United States dollars, convert such dividend or distribution into United States dollars and will distribute the amount thus received to the holders of Receipts entitled thereto, in proportion to the number of Depositary Shares held by them, respectively; provided, however, that the amount distributed on any Receipt will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes in respect of the Deposited Securities represented by such Receipt.  If any distribution consists of a dividend in, or free distribution of, Stock, the Depositary may in its discretion, with the approval of the Company, distribute to the holders of Receipts entitled thereto, proportionately as aforesaid, additional Receipts for an aggregate number of Depositary Shares representing the amount of Stock received as such dividend or free distribution.  In lieu of delivering Receipts for fractional Depositary Shares in any such case, the Depositary may, in its discretion, sell the amount of Stock, or the amount of Depositary Shares, represented by the aggregate of such fractions at public or private sale, at such place or places and upon such terms as it may deem proper or, if any portion of such amount consists of shares of Stock which are insufficient in number to constitute a full Unit, sell such portion to the Company in accordance with the applicable provisions of the Japanese Commercial Code or any other Japanese law, and distribute the net proceeds of any such sale, all in the manner and subject to the conditions described in the Deposit Agreement.

(13)           Rights. Whenever the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Stock or any rights of any other nature, such rights shall be made available by the Depositary to the holders of Receipts entitled thereto in such manner as the Depositary may determine, either by the issue to the holders of Receipts entitled thereto of warrants representing such rights or by such other method as may be approved by the Depositary in its discretion; provided, however, that if at the time of issue or offer of any rights the Depositary determines that it is not lawful or not feasible to make such rights available to holders of Receipts by the issue of warrants or otherwise, or if and to the extent so instructed by holders of Receipts who do not desire to exercise such rights, the Depositary in its discretion may, if applicable laws permit, sell such rights at public or private sale, at such place or places and upon such terms as it may deem proper, and distribute the net proceeds to the holders of Receipts entitled thereto as in the case of a distribution received in cash.

If any action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit in the United States is required in order for such rights to be made available to holders of Receipts in any such jurisdiction, the Company has agreed that it will use its best efforts, to the extent not unduly burdensome in the judgment of the Company, to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of the rights to enable holders of Receipts to exercise such rights.

(14)           Fixing of Record Date. Whenever any cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be offered, with respect to the Stock or other Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Stock or other Deposited Securities or whenever the Depositary shall receive notice of the fixing of a record date by the Company either for the determination of holders of Stock or other Deposited Securities entitled to vote at any meeting of any such holders or for the determination of holders of Stock or other Deposited Securities entitled to receive a distribution in respect thereof, the Depositary shall fix a record date for the determination of the holders of American Depositary Receipts who shall be entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting.

(15)           Voting Rights.  Upon receipt of notice of any meeting of holders of Stock or other Deposited Securities the Depositary will, as soon as practicable after fixing a record date for determining the record holders of American Depositary Receipts entitled to give instructions for the exercise of voting rights, and after receipt from the Company of notice of such meeting, mail to such holders a notice which will contain (a) such information as is contained in such notice of meeting and (b) a statement that the record holders of Receipts at the close of business on a specified record date will be entitled, subject to any applicable provisions of law and of the Articles of Incorporation of the Company, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Stock or other Deposited Securities represented by their respective Depositary Shares, and a brief statement as to the procedure by which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Company.  Upon the written request of a record holder of a Receipt on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor insofar as practicable to vote or cause to be voted the amount of Stock or other Deposited Securities represented by such Receipt in accordance with the instructions set forth in such request.  In the absence of instructions from the record holder of a Receipt, the Depositary has agreed to use its best efforts to give a discretionary proxy to a person designated by the Company; provided, however, such discretionary proxy shall not be given with respect to any proposition (a) as to which the Depositary has knowledge of any contest to the action to be taken at the meeting or (b) for the purpose of authorizing a merger, consolidation or amalgamation (except an amalgamation between the Company and one or more of its 100% owned Japanese subsidiaries) or on any other matter which may affect substantially the rights or privileges of the holders of such Stock or other Deposited Securities.  The Company has agreed to take all reasonable action which shall at any time be deemed necessary in order to enable the Depositary to vote or cause to be voted the amount of Stock or other Deposited Securities represented by every American Depositary Receipt, the record holder of which shall have furnished a written request setting forth instructions to the Depositary as aforesaid, in accordance with the instructions set forth in such request.

(16)           Changes Affecting Deposited Securities. Upon any change in par value or other attribute of Deposited Securities, or upon any recapitalization, reorganization, merger, amalgamation or consolidation or sale of assets affecting the Company or to which it is a party, the Depositary may in its discretion, with the approval of the Company, and in such manner as the Depositary may deem equitable, treat any securities received by the Depositary in exchange for or on conversion of or in respect of Deposited Securities as new Deposited Securities under the Deposit Agreement, and Receipts then outstanding shall thenceforth represent the new Deposited Securities so received in exchange or conversion.  In any such case the Depositary may in its discretion, with the approval of the Company, execute and deliver additional Receipts as in the case of a Stock dividend, or may call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

(17)           Available Information; Inspection of Transfer Records. Upon the effectiveness of the Form 25 and the Form 15F filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), the Company’s duty under Section 12(b) to file or submit reports required by Section 13(a) of the Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s duty under Section 15(d) to file or submit reports required by Sections 13(a) of the Exchange Act were terminated.  Thereafter, pursuant to Rule 12g3-2(b)(1), the Company has been exempt from the reporting obligations of the Exchange Act.  In order to satisfy the conditions of Rule 12g3-2(b), the Company publishes English translations of the information contemplated in Rule 12g3-2(b)(2)(i) under the Exchange Act on its internet website or through an electronic information delivery system generally available to the public in the Company’s primary trading market.  The Company specified in Form 15F the internet website or the electronic information delivery system on which it publishes such information.  The information so published by the Company cannot be retrieved from the SEC’s internet website, and cannot be inspected or copied at the public reference facilities maintained by the SEC.  The Depositary shall make available for inspection by holders of Depositary Shares at the Corporate Trust Office in New York City any reports and communications received from the Company which are both (a) received by the Depositary or its nominee, as the holder of the Deposited Securities, and (b) made generally available to the holders of such Deposited Securities by the Company.  The Depositary shall also, at the request of the Company and at the Company’s expense, distribute to record holders of Depositary Shares copies of reports that are furnished by the Company to the Depositary.

(18)           Liability of the Company, the Depositary and the Custodian.  Neither the Depositary, the Custodian nor the Company shall incur any liability to any holder of this Receipt, if by reason of any provision of any present or future law or regulation of the United States, Japan or any other country, or of any other action of any other governmental authority, or in the case of the Depositary or the Custodian, by reason of any provisions, present or future, of the Articles of Incorporation or the Share Handling Regulations of the Company, or by reason of any act of God or war or other circumstances beyond its control, the Depositary, the Custodian or the Company shall be prevented or forbidden from or subjected to any civil or criminal penalty on account of doing or performing any act which the Deposit Agreement provides shall be done or performed; nor shall the Depositary, the Custodian or the Company incur any liability to any holder hereof by reason of any non-performance or delay, caused as aforesaid, in the performance of any act which it is so provided shall or may be done or performed or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.

(19)           Obligations of the Depositary,  the Custodian and the Company.  Neither the Depositary, the Custodian nor the Company assumes any obligation or shall be subject to any liability under the Deposit Agreement to holders of Receipts except that each has agreed to use its best judgment and good faith in the performance of such duties as are specifically set forth in the Deposit Agreement.

Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.  Neither the Depositary, the Custodian nor the Company shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Stock for deposit, any holder of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information, or for translation of any notice, report or other document made by a translator believed by it to be competent.  The Depositary, the Custodian or the Company may rely and shall be protected in acting upon any written notice, request, direction, or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.  Neither the Depositary nor the Custodian will be responsible for any failure to carry out any instructions to vote any of the Deposited Securities or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith.

The Company will indemnify the Depositary, any Registrar and the Custodian against, and hold each of them harmless from, any liability which may arise out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement or this Receipt, (i) by the Company or any of its agents, or (ii) by the Depositary, such Registrar or any of their agents (including the Custodian), except for any liability arising out of negligence or bad faith.

The Depositary will indemnify the Company against any liability which may arise out of acts performed or omitted by the Depositary or its agents (including the Custodian) due to negligence or bad faith.

The Depositary and the Custodian may own and deal in any class of securities of the Company and its affiliates and in Receipts.

(20)           Resignation and Removal of Depositary; Substitution of Custodian. The Depositary may at any time resign by written notice of its election so to do delivered to the Company and the Custodian, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment.  The Depositary may at any time be removed by the Company by written notice, such removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment.  In the case of such resignation or removal, the Company shall, within 30 days after the delivery of the notice thereof, appoint a successor depositary.  The Depositary may at any time appoint a substitute Custodian.

(21)           Termination of Deposit Agreement. The Depositary will, if at any time the Company so requests, terminate the Deposit Agreement by mailing notice of such termination to the record holders of all American Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate the Deposit Agreement in accordance with the same notice requirements if at any time 30 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.  If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Receipts, except as provided below, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement, except as provided below and except that the Depositary will continue to collect dividends and other distributions pertaining to Deposited Securities, will sell rights as provided in the Deposit Agreement and will continue to deliver Deposited Securities together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary.  Upon termination of the Deposit Agreement, the Depositary shall deliver Stock in respect of deliverable portions of such Receipts so surrendered and deliver Receipts in respect of the non-deliverable portion of Receipts so surrendered pursuant to the Deposit Agreement and, except as provided below, will continue to effect transfers of Receipts representing non-deliverable portions in accordance with the Deposit Agreement.  At any time after the expiration of six months from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement at public or private sale, at such place or places and upon such terms as it deems proper or, if any portion of such Deposited Securities consists of shares of Stock which are insufficient in number to constitute a full Unit, sell such portion to the Company in accordance with the applicable provisions of the Japanese Commercial Code or any other Japanese law or regulation, and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, for the pro rata benefit of the holders of Receipts which have not theretofore been surrendered.  After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash.  Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations thereunder except for its obligations to the Depositary, any Registrar and the Custodian with respect to indemnification and the Depositary's charges and expenses.

(22)           [Intentionally Omitted]

(23)           Governing Law.  This Receipt, and all rights hereunder and provisions hereof, shall be governed by and construed in accordance with the laws of the State of New York, United States of America.  It is understood that notwithstanding any present or future provision of the laws of the State of New York, the rights of holders of Stock and other Deposited Securities, and the duties and obligations of the Company in respect of such holders, as such, shall be governed by the laws of Japan.

This American Depositary Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this American Depositary Receipt shall have been executed by the Depositary by the manual signature of a duly authorized officer or, if a Registrar for the Receipts shall have been appointed, by the manual signature of a duly authorized officer of such Registrar.

Dated:  _______________________

Citibank, N.A.,
Depositary

By:  ____________________________
Vice President

Countersigned:

________________________
Authorized Officer

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common

TEN ENT – as tenants by the entireties

JT TEN – as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT – ……………	Custodian ………………..
(Cust)	(Minor)
under Uniform Gifts to Minors Act…………
(State)

Additional abbreviations may also be used though not in the above list.

Please Insert Social Security or Other Identifying Number of Assignee

For Value Received, the undersigned hereby sells, assigns and transfers unto ____________________ the within American Depositary Receipt and all rights and interests represented thereby, and hereby irrevocably constitutes and appoints __________________ __________ attorney, to transfer the same on the books of the within named Depositary, with full power of substitution in the premises.

Dated:  ______________

Signature:  __________________

Signature Guaranteed:

NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of the Receipt, in every particular, without alteration or enlargement, or any change whatever.

EXHIBIT B

NOTICE OF DEREGISTRATION

To the Holders of American Depositary Shares (“ADSs”) representing the Deposited Securities of the Company:

Company:	Mitsui & Co., Ltd., a company incorporated under the laws of Japan.
Depositary:	Citibank, N.A.
Custodians:	The Mizhuo Corporate Bank Ltd. and Sumitomo Mitsui Banking Corporation.
Deposited Securities:	Shares of Common Stock of the Company (“Shares”).
ADS CUSIP No.:	606827202
Shares to ADS Ratio:	20 Shares to 1 ADS.
Deposit Agreement:	Deposit Agreement, dated as of October 1, 1982, as amended as of January 4, 2006 and supplemented on November 28, 2007 (as so amended and supplemented, the “Deposit Agreement”).
Effective Date:	The date on which the U.S. Securities and Exchange Commission declares effective the Post-Effective Amendment No. 1 to Form F-6 Registration Statement.

The Company has filed (i) a Form 25 (“Form 25”) with the U.S. Securities and Exchange Commission (“SEC”) to withdraw from listing on the national securities exchange and from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) a Form 15F with the SEC to terminate its obligation under Section 15(d) of the Exchange Act to file with and submit to the SEC reports required by Section 13(a) of the Exchange Act.  The filing of Form 15F immediately suspends the Company’s obligations to file with the SEC reports pursuant to the Exchange Act.  Absent an objection from the SEC, the SEC deregistration of the Company’s securities and the termination of the Company’s  reporting obligations under the Exchange Act will only become effective upon the expiration of 90 days after respective filing dates for the Form 25 and the Form 15F, or such shorter period as the SEC may determine.  A copy of the Company’s Form 25 and Form 15F may be retrieved from the SEC’s website at www.sec.gov.

The Depositary has filed a prospectus (the “424(b)(3) Prospectus”) pursuant to Rule 424(b)(3) of the U.S. Securities Act of 1933, as amended with the SEC to amend the Registration Statement on Form F-6 (Registration No. 333-130231) to reflect the application by the Company to de-register its securities, and to terminate its reporting obligations, under the Exchange Act.  The American Depositary Receipts (“ADRs”) outstanding are so amended to reflect these changes upon filing of the 424(b)(3) Prospectus.

B-1

The Company and the Depositary have agreed to amend the Deposit Agreement (the “Amendment”) to reflect, among other things, the application by the Company to de-list and de-register its securities and terminate its reporting obligations under the Exchange Act.  A draft copy of the Amendment has been filed with the SEC under cover of Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (Registration No. 333-130231) (the “Post-Effective Amendment to F-6 Registration Statement”).  As of the Effective Date, the Deposit Agreement and all American Depositary Receipts (“ADRs”) have been amended to (x) reflect the application by the Company to de-register its securities and to terminate its reporting obligations under the Exchange Act, (y) eliminate the contractual obligation of the Company to prepare and deliver to holders of ADSs financial statements prepared in accordance with U.S. GAAP and (z) to eliminate certain registration requirements with respect to rights offers.

By continuing to hold any outstanding ADSs issued under the Deposit Agreement after the Effective Date, you will be deemed to have agreed to be bound by the terms of the Deposit Agreement as amended by the Amendment.  The Depositary shall arrange to have new ADRs printed that reflect the changes effected by the Amendment.  However, ADRs issued prior to the Effective Date do not need to be surrendered for exchange.  If you hold ADSs in uncertificated form, you do not need to take any action.

Copies of the Deposit Agreement and the form of Amendment are available from the SEC's website at www.sec.gov and from the Depositary’s office located at 388 Greenwich Street, New York, New York 10013.  If you have any questions regarding the Amendment, please call Citibank, N.A. — ADS Holder Services at 1-877-248-4237.

Citibank, N.A., as Depositary

[date], 2011

B-2